                                                                  Exhibit 10.24A

* Certain information on all pages have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[ASTRAZENECA LETTERHEAD]

Leland Wilson, President                                       December 22, 1999
VIVUS International Ltd.
c/o VIVUS Inc.
605 E. Fairchild Drive
MOUNTAIN VIEW, CA 94043
USA


RE. DISTRIBUTION AGREEMENT ENTERED INTO BY AND BETWEEN ASTRA AB ("ASTRA") AND VIVUS INTERNATIONAL LTD. ("VIVUS") ON MAY 29, 1996 (THE "AGREEMENT")


Dear Sirs,

(All terms defined in the Agreement and used herein with capital letters shall have the meaning provided for in the Agreement.)

I write to you to acknowledge the following agreement reached between ASTRA and VIVUS regarding the settlement of any claims pursuant to or relating to the Agreement;

(i) ASTRA shall pay to VIVUS no later than January 31, 2000 the amount of [*]. Such amount shall be the full payment for any financial obligation on ASTRA, not already as of this date fulfilled by ASTRA, to VIVUS pursuant to or in relation to the Agreement, incurred as of this date or hereafter. As a consideration for such payment ASTRA shall have the right to have any quantity of PRODUCT manufactured by VIVUS, and held in stock for ASTRA as of this date, delivered to ASTRA without any requirement on ASTRA to make any further payment for such delivery. The parties acknowledge that the quantity of PRODUCT currently manufactured and kept in stock for ASTRA amounts to [*].

(ii) Subject to the payment under (i) being made, the parties agree, effective also during the period starting on the date of this letter and until the date of such payment, to the following. ASTRA and VIVUS withdraw any financial claims pursuant to or in relation to the Agreement and the parties shall have no financial claims or obligations in relation to each other pursuant to or in

[AstraZeneca LOGO]


Leland Wilson, President                                    December 22, 1999

relation to the Agreement incurred as of this date or hereafter. ASTRA's right to have PRODUCT delivered according to (i) shall, however, survive until such delivery has been made in full and further the parties responsibilities regarding product liability in accordance with Sections 13.3 and 13.4 of the Agreement shall apply in accordance with what is stated therein.

Consequently VIVUS withdraws any claim and allegation stated in its notice of default of December 16, 1999, and the parties will not as a consequence of such VIVUS' letter enter into any particular procedure for resolution of issues laid down in the Agreement. The parties will not regarding any issue contemplated in the settlement under (i) and this (ii) make any claims, take any legal action or seek any remedy provided for under the Agreement or otherwise, other than in order to enforce its rights in accordance with what is stated in this letter.

(iii) The parties acknowledge that ASTRA may at its discretion continue to sell, but with no performance obligation or obligation to market or otherwise support the promotion of, the PRODUCT in certain countries of the TERRITORY during a period of time to be defined in detail by the parties but basically to expire no later than [*]

(iv) The parties agree that what is stated under (i) and (ii) shall not prevent that either party may be entitled to get reimbursed for minor costs not to exceed one hundred thousand dollars ($100,000) appropriate and provided for in the Agreement directly connected to the handback of distribution of the PRODUCT pursuant to the reversion of rights to the PRODUCT under the Agreement.

(v) The parties acknowledge that the Agreement, pursuant to ASTRA's discontinuance to sell the PRODUCT, substantially lacks content and that the parties shall use their best reasonable efforts to amicably settle any outstanding issues not included in the settlement mentioned above under (i) and
(ii), thereby formally terminating the Agreement.

                                      2(3)

[ASTRAZENECA LOGO]


Leland Wilson, President                                    December 22, 1999



I would appreciate your approval to the above by signing the attached copy of this letter and return it to me. This letter has been sent also by fax and I would therefore appreciate your signed fax copy in return by fax as well.

Yours sincerely,

ASTRA AB
(publ)

/s/ John Patterson

John Patterson, FRCP FFPM
Executive Vice President
Product Strategy & Licensing


cc.  Wilson, Sonsini, Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304-1050
     USA


                                        Approved:

                                        Date:
                                        VIVUS International Ltd.



                                        _________________________________
                                        Leland Wilson,
                                        President





                                      3(3)